Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Third Quarter Ended September 30, 2017
Earnings and Quarterly Dividend Payment

Morrisville, VT October 18, 2017 - Union Bankshares, Inc. (NASDAQ - UNB) today announced results for the three and nine months ended September 30, 2017. Consolidated net income for the three months ended September 30, 2017 was $2.4 million, or $0.53 per share, compared to $2.3 million, or $0.51 per share, for the same period in 2016, and $6.5 million, or $1.46 per share, for the nine months ended September 30, 2017, compared to $6.2 million, or $1.38 per share, for the same period in 2016.
Third Quarter Highlights
Highlights of the three months ended September 30, 2017 compared to the three months ended September 30, 2016 include:

•	Net income increased $102 thousand, or 4.5% to $2.4 million.

•	Net interest income increased $495 thousand, or 7.8% to $6.8 million.

•	Total assets increased $32.5 million, or 4.8%, to $705.1 million.

•	Loans increased $52.1 million, or 9.8%, to $585.3 million.

•	The loan servicing portfolio increased $47.4 million, or 10.7% to $489.1 million.

•	Deposits increased $34.4 million, or 6.0%, to $606.6 million.

The improvement in net income quarter over quarter is attributable to the increase in net interest income as noted above and a decrease in noninterest expenses of $83 thousand, partially offset by a decrease in noninterest income of $298 thousand and increases in the provision for loan losses of $150 thousand and income tax expense of $28 thousand.
Year-to-Date Highlights
Highlights of the nine months ended September 30, 2017 compared to nine months ended September 30, 2016 include:

•	Net income increased $361 thousand, or 5.9%, to $6.5 million.

•	Net interest income increased $1.3 million, or 6.9% to $19.7 million.

•	Return on average common equity of 15.10% and return on average assets of 1.27%.

•	Book value per common share increased 4.9% to $13.36 as of September 30, 2017.

•	Total shareholders’ equity increased 4.9% to $59.6 million compared to September 30, 2016.

•	Net loan charge-offs were $138 thousand, or 0.03% of average loans, for the nine months ended September 30, 2017.

•	Nonperforming loans were 0.39% of total loans.

For the nine months ended September 30, 2017, noninterest income was $7.1 million, a decrease of $515 thousand from the same period a year ago. The decrease is attributable to decreases of $440 thousand in gains on the sale of real estate loans, $93 thousand in income from life insurance, $61 thousand in service charge income on deposit accounts, and $39 thousand in gains on the sale of securities. These decreases were partially offset by increases in overdraft fee income of $44 thousand and loan servicing income of $89 thousand.

Total noninterest expenses increased $218 thousand, or 1.2%, to $17.8 million for the nine months ended September 30, 2017 compared to $17.5 million for the same period in 2016. Increases of $120 thousand in salaries and wages, $125 thousand in pension and employee benefits, and $150 thousand in occupancy expenses, were partially offset by decreases of $14 thousand in equipment expenses, and $163 thousand in other expenses.

On October 18, 2017, the Board of Directors declared a regular quarterly cash dividend of $0.29 per share payable November 8, 2017 to shareholders of record as of October 28, 2017.

Also on October 18, 2017, the Board of Directors approved the termination of the Company’s noncontributory defined benefit pension plan (the “Plan”). The Plan covers substantially all employees who had earned benefits as of October 5, 2012. On that date the Plan was closed to new participants and benefit accruals were frozen.

Based on the estimated value of assets held in the Plan, the Company currently estimates that a cash contribution of approximately $1.1 million will be required to fully fund the Plan’s liabilities at termination. In addition, the Company expects to record a charge to earnings of $3.2 million at termination, which is expected to occur during the fourth quarter of 2018. Actual amounts may differ from these estimates. Management of the Company is in process of communicating information to Plan participants affected by this decision.

About Union Bankshares, Inc.
Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail, and municipal banking services, as well as, asset management services throughout northern Vermont and New Hampshire. Union Bank operates 17 banking offices, three loan centers, and multiple ATMs throughout its geographical footprint.
Union Bank has been helping people buy homes and local businesses create jobs in area communities since opening its doors over 126 years ago. Union Bank has earned an exceptional reputation for residential lending programs and has recently been named, for the fourth consecutive year, the USDA RD Vermont lender of the year. Union has also been designated as an SBA Preferred lender for its participation in small business lending. Union is proud to be one of the few independent community banks serving Vermont and New Hampshire and we maintain a strong commitment to our core traditional values of keeping deposits safe, giving customers convenient financial choices and making loans to help people in our local communities buy homes, grow businesses, and create jobs. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and business. Member FDIC. Equal Housing Lender.
Forward-Looking Statements
Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.